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                                                                    EXHIBIT 99.1


                    WESCO FINANCIAL CORPORATION TO ACQUIRE
                      CORT BUSINESS SERVICES CORPORATION
                         FOR $28.00 PER SHARE IN CASH


     PASADENA, Calif. and FAIRFAX, Va. January 14, 2000 -- Wesco Financial Corporation (Amex: WSC) and CORT Business Services Corporation (NYSE: CBZ) announced today a definitive agreement for a subsidiary of Wesco to acquire CORT in a cash transaction valued at approximately $467 million, including approximately $83 million of assumed debt. CORT is the leading national provider of rental furniture, accessories and related services in the growing "rent-to-rent" furniture rental industry. Wesco is a publicly traded, 80.1% owned subsidiary of Berkshire Hathaway Inc. (NYSE: BRK.A and BRK.B).

     Wesco's subsidiary, Wesco Holdings Midwest, Inc., will offer to purchase, through a cash tender offer, all of the outstanding shares of CORT's common stock for $28.00 per share. The cash tender offer will commence by January 24, 2000 and is not subject to any financing conditions. Following the tender offer, subject to the terms of the agreement, CORT will merge with a wholly owned Wesco Holdings Midwest subsidiary. In the merger, CORT shareholders will receive $28.00 per share in cash for each share of CORT common stock.

     The Board of Directors of CORT has unanimously approved the agreement and recommends to CORT shareholders that they tender their shares in the tender offer. Citicorp Venture Capital, Ltd., which owns approximately 44% of the outstanding CORT shares, has agreed to tender all of its shares and has granted Wesco Holdings Midwest an option with respect to such shares exercisable under certain conditions. Additionally, the trustee under the voting trust covering such shares has agreed to vote the shares in favor of the merger. The Board of Directors of CORT received an opinion from SunTrust Equitable Securities Corporation that the transaction is fair from a financial point of view.

     The tender offer is expected to be completed in late February and the merger is expected to be completed by late in the first quarter or early in the second quarter of this year.

     Charles Munger, Chairman of Wesco and Vice-Chairman of Berkshire Hathaway, said, "CORT is a classic example of a fine company that can be even better as a result of the strength and stability that result from inclusion in the Berkshire group of companies."

     Warren Buffett, Chairman of Berkshire Hathaway, said, "CORT is the kind of `best in class' business that Charlie and I like to add to the Berkshire group of companies. Paul Arnold and his managers are exactly the kind of people with whom we like to be associated in business. We are certain this is going to be a great relationship."
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     Paul Arnold, Chief Executive Officer of CORT, said, "This transaction delivers significant value to our shareholders as they receive a substantial premium over the current price level of our shares. It is also an outstanding vote of confidence in CORT's strategy, long-term growth potential and its people. Wesco and its parent, Berkshire Hathaway, are perfect partners for CORT as they share our management philosophy and values, as well as our vision for what we can become."

     The tender offer is conditioned upon, among other things, there being tendered and not withdrawn prior to the expiration date of the offer at least a majority of outstanding CORT shares on a fully-diluted basis, but this condition can be waived by Wesco Holdings Midwest under certain circumstances. The offer will expire twenty business days after it is commenced, but it may be extended by Wesco Holdings Midwest under certain circumstances. In addition, the acquisition is subject to regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act and other customary conditions.

     Wesco is a holding company engaged principally, through its subsidiaries, in the property and casualty insurance and the steel service center businesses. Berkshire Hathaway and its subsidiaries engage in a number of diverse business activities, the most important of which is the property and casualty insurance business conducted on both a direct and reinsurance basis.

     CORT, through its wholly owned subsidiary, CORT Furniture Rental Corporation, is the leading provider of rental furniture, accessories and related services in the "rent-to-rent" segment of the furniture industry. CORT provides quality products and services to corporate and individual customers to meet their temporary furniture needs, including those for office, residential and trade show furnishings. The Company operates in 118 showrooms, 86 clearance centers and 74 warehouses in 34 states and the District of Columbia.

     This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations about future events and are subject to risks, uncertainties, and assumptions about the companies' businesses, economic and market factors, and the industries in which the companies do business, among other things. Actual results could differ materially from those forecast in the forward-looking statements as a result of, among other things, acquisitions by the Company, the development of new products and services, the effect of competitive products and services, and general economic conditions.